Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91676) pertaining to the CACI $MART PLAN of CACI International Inc of our report dated June 2, 2004, with respect to the financial statements and schedule of the CACI $MART PLAN included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia

June 25, 2004